Exhibit 4

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement is for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company nor is it a solicitation of any vote or approval in any jurisdiction. This joint announcement is not for release, publication or distribution into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

WEALTH WARRIOR GLOBAL LIMITED (Incorporated in the British Virgin Islands with limited liability)	THE GRANDE HOLDINGS LIMITED
(Incorporated in the Cayman Islands and continued in Bermuda with limited liability)
(Stock Code: 186)

JOINT ANNOUNCEMENT

(1) THE ACQUISITION OF 65.85% INTEREST IN

THE GRANDE HOLDINGS LIMITED BY

WEALTH WARRIOR GLOBAL LIMITED

AND

(2) MANDATORY UNCONDITIONAL CASH OFFER BY

BAOQIAO PARTNERS CAPITAL LIMITED

FOR AND ON BEHALF OF

WEALTH WARRIOR GLOBAL LIMITED

TO ACQUIRE ALL THE ISSUED SHARES IN

THE GRANDE HOLDINGS LIMITED

(OTHER THAN THOSE ALREADY OWNED OR AGREED

TO BE ACQUIRED BY

WEALTH WARRIOR GLOBAL LIMITED AND

PARTIES ACTING IN CONCERT WITH IT)

AND

(3) RESUMPTION OF TRADING

THE SALE AND PURCHASE AGREEMENT

The Company has been informed by the Vendor that, on 22 September 2017 (after trading hours of the Stock Exchange), the Offeror as purchaser and the Vendor as vendor entered into the Sale and Purchase Agreement, pursuant to which the Offeror agreed to acquire from the Vendor 3,616,495,378 Shares, representing approximately 65.85% of the total issued share capital of the Company as at the date of this joint announcement, for the Consideration of HK$650,969,168 (equivalent to HK$0.180 per Share).

Completion took place on 26 September 2017.

As part of the Sale and Purchase Agreement, the Vendor has undertaken to the Purchaser that it shall not accept the Offer for the Non-Acceptance Shares. Immediately after Completion and as at the date of this joint announcement, the Vendor owns the Non-Acceptance Shares of 23,463,423 Shares, representing approximately 0.42% of the total issued share capital of the Company. In addition, the Vendor has undertaken to the Offeror that it shall procure its associated companies not to accept the Offer. As at the date of this joint announcement, save for the Non-Acceptance Shares, the Offeror has not received any commitments from associated companies of the Vendor in relation to non-acceptance of the Offer. The associated companies of the Vendor hold 405,306,516 Shares as at the date of this announcement.

MANDATORY UNCONDITIONAL CASH OFFER

Immediately prior to Completion, Splendid Brilliance, being a party acting in concert with the Offeror, holds 439,180,000 Shares, representing approximately 8.00% of the total issued share capital of the Company.

Immediately after Completion and as at the date of this joint announcement, the Offeror and parties acting in concert with it (excluding the Vendor) are interested in a total of 4,055,675,378 Shares, representing approximately 73.85% of the entire issued share capital of the Company. Pursuant to Rule 26.1 of the Takeovers Code, the Offeror is required to make a mandatory unconditional cash offer for all the issued Shares, other than those already owned and/or agreed to be acquired by the Offeror or parties acting in concert with it.

As at the date of this joint announcement, the Company has 5,492,232,889 Shares in issue and does not have any outstanding options, derivatives, warrants or securities which are convertible or exchangeable into Shares and has not entered into any agreement for the issue of such options, derivatives, warrants or securities which are convertible or exchangeable into Shares.

The Offer

BaoQiao Partners, for and on behalf of the Offeror and pursuant to the Takeovers Code, will make the Offer to acquire all the Offer Shares on the following basis:

For each Offer Share	HK$0.180 in cash

The Offer Price of HK$0.180 per Offer Share is the same as the purchase price per Sale Share under the Sale and Purchase Agreement, which was determined after arm’s length negotiations between the Offeror and the Vendor.

The Offer is unconditional in all respects.

CONFIRMATION OF FINANCIAL RESOURCES OF THE OFFEROR

The Offeror intends to finance the total consideration payable under the Offer by its own financial resources.

BaoQiao Partners, the financial adviser to the Offeror, is satisfied that sufficient financial resources are, and will remain, available to the Offeror to satisfy the amount of funds required for full acceptance of the Offer.

INDEPENDENT BOARD COMMITTEE

The Independent Board Committee comprising the non-executive Director, namely Mr. Eduard William Rudolf Helmuth Will and all the independent non-executive Directors, namely Mr. Lau Ho Kit, Ivan and Mr. Chen Xiaoping, has been formed pursuant to Rule 2.1 of the Takeovers Code to advise the Independent Shareholders as to whether the terms of the Offer are fair and reasonable and as to the acceptance of the Offer.

An independent financial adviser will be appointed pursuant to Rule 2.1 of the Takeovers Code to advise the Independent Board Committee and the Independent Shareholders in respect of the Offer and, in particular, as to whether the terms of the Offer are fair and reasonable and as to the acceptance of the Offer. Further announcement will be made by the Company as soon as practicable after the appointment of the independent financial adviser.

COMPOSITE DOCUMENT

Pursuant to Rule 8.2 of the Takeovers Code, the Offeror is required to despatch an offer document containing the terms of the Offer, together with the Form of Acceptance, to the Shareholders within 21 days after the date of this joint announcement, or such later date as the Executive may approve. It is the intention of the Offeror and the Board to combine the offer document and the offeree board circular into the Composite Document. Accordingly, the Composite Document containing, among other things, (i) the details of the Offer (including the expected timetable and the terms of the Offer); (ii) a letter of recommendation from the Independent Board Committee to the Independent Shareholders in relation to the Offer; and (iii) a letter of advice from the independent financial adviser to the Independent Board Committee in relation to the Offer, together with the Form of Acceptance, will be issued and despatched by the Offeror and the Company jointly to the Shareholders in accordance with Rule 8.2 of the Takeovers Code.

RESUMPTION OF TRADING IN THE SHARES

At the request of the Company, trading in the Shares on the Stock Exchange was halted with effect from 9:00 a.m. on 25 September 2017 pending the release of this joint announcement. Application has been made by the Company for the resumption of trading in the Shares on the Stock Exchange with effect from 9:00 a.m. on 29 September 2017.

WARNING

Shareholders and potential investors are advised to exercise caution when dealing in the Shares and if they are in any doubt about their position, they should consult their professional advisers.

THE SALE AND PURCHASE AGREEMENT

The Company has been informed by the Vendor that, on 22 September 2017 (after trading hours of the Stock Exchange), the Offeror as purchaser and the Vendor as vendor entered into the Sale and Purchase Agreement, pursuant to which the Offeror agreed to acquire from the Vendor 3,616,495,378 Shares, representing approximately 65.85% of the total issued share capital of the Company as at the date of this joint announcement, for the Consideration of HK$650,969,168 (equivalent to HK$0.180 per Share).

The principal terms of the Sale and Purchase Agreement are set out as follows:

Date

22 September 2017 (after trading hours of the Stock Exchange)

Parties

(i)	the Vendor: Sino Bright Enterprises Co., Ltd.

(ii)	the Offeror: Wealth Warrior Global Limited

Based on the Company’s publicly available information, the Offeror has confirmed that, save as disclosed in this joint announcement, immediately before entering into the Sale and Purchase Agreement, it and its ultimate beneficial owner are Independent Third Parties. To the best of the Directors’ knowledge, information and belief, having made all reasonable enquiries, save as disclosed in this joint announcement, the Offeror and its ultimate beneficial owner are Independent Third Parties.

Subject matter

Pursuant to the Sale and Purchase Agreement, the Vendor agreed to sell, and the Offeror agreed to purchase 3,616,495,378 Shares, representing approximately 65.85% of the entire issued share capital of the Company as at the date of this joint announcement.

Consideration for the Sale Shares

The consideration for the sale and purchase of the Sale Shares is HK$650,969,168, equivalent to HK$0.180 per Share, and was and will be settled by the Offeror in the following manner:

(i)	a sum of HK$63,117,255 was set off by the principal amount of HK$62,209,643 and the accrued interest of HK$907,612 of the loan due from the Vendor to the Offeror as at the date of the Sale and Purchase Agreement; and

(ii)	the balance of the consideration (“Deferred Consideration”) in the sum of HK$587,851,913 shall be paid by the Offeror to the Vendor on or prior to the second anniversary of Completion (provided that the Purchaser shall be entitled at any time and from time to time to apply any dividends, interest and other moneys forming part of the Charged Shares, being 1,000,000,000 Shares, received by it under the Share Mortgage in early payment and discharge of the Deferred Consideration).

As the Deferred Consideration is secured by the Share Mortgage in favour of the Vendor (as mortgagor), the Vendor, following Completion, is a party acting in concert with the Offeror under the Takeovers Code.

The Consideration was determined after arm’s length negotiations between the Offeror and the Vendor and has taken into account of (i) the net asset value (the “NAV”) per share of the Company of approximately HK$0.076 as at 31 March 2017 based on the audited consolidated financial statement for the fifteen months ended 31 March 2017 of the Company and the total issued share capital of the Company on 25 August 2017, as reference to the announcement of the Company dated 29 August 2017, being the date of which the Offeror and the Vendor entered into a non-binding letter of intent (the “Letter of Intent”) and as at the date of the Sale and Purchase Agreement; and (ii) the closing price of approximately HK$0.25 per Share on 25 August 2017 when the Offeror and the Vendor entered into the Letter of Intent. In addition, the Offeror was only able to access the public information of the Company and did not perform any due diligence review on the Group prior to the signing of the Sale and Purchase Agreement.

Completion

Completion took place on 26 September 2017.

As part of the Sale and Purchase Agreement, the Vendor has undertaken to the Purchaser that it shall not accept the Offer for the Non-Acceptance Shares and it shall not transfer, sell, dispose of or otherwise deal in or make the Non-Acceptance Shares available for acceptance during the Offer Period of the Offer. Immediately after the Completion and as at the date of this joint announcement, the Vendor owns the Non-Acceptance Shares of 23,463,423 Shares, representing approximately 0.42% of the total issued share capital of the Company. In addition, the Vendor has undertaken to the Offeror that it shall procure its associated companies not to accept the Offer. As at the date of this joint announcement, save for the Non-Acceptance Shares, the Offeror has not received any commitments from associated companies of the Vendor in relation to non-acceptance of the Offer. The associated companies of the Vendor hold 405,306,516 Shares as at the date of this announcement.

MANDATORY UNCONDITIONAL CASH OFFER

Immediately prior to Completion, Splendid Brilliance, being a party acting in concert with the Offeror, holds 439,180,000 Shares, representing approximately 8.00% of the total issued share capital of the Company.

Immediately after Completion and as at the date of this joint announcement, the Offeror and parties acting in concert with it (excluding the Vendor) are interested in a total of 4,055,675,378 Shares, representing approximately 73.85% of the entire issued share capital of the Company. Pursuant to Rule 26.1 of the Takeovers Code, the Offeror is required to make a mandatory unconditional cash offer for all the issued Shares, other than those already owned and/or agreed to be acquired by the Offeror or parties acting in concert with it.

As at the date of this joint announcement, the Company has 5,492,232,889 Shares in issue and does not have any outstanding options, derivatives, warrants or securities which are convertible or exchangeable into Shares and has not entered into any agreement for the issue of such options, derivatives, warrants or securities which are convertible or exchangeable into Shares.

The Offer

BaoQiao Partners, for and on behalf of the Offeror and pursuant to the Takeovers Code, will make the Offer to acquire all the Offer Shares on the following basis:

For each Offer Share	HK$0.180 in cash

The Offer Price of HK$0.180 per Offer Share is the same as the purchase price per Sale Share under the Sale and Purchase Agreement.

The Offer is unconditional in all respects.

Comparisons of value

The Offer Price of HK$0.180 per Offer Share represents:

(i)	a discount of 75.00% to the closing price of HK$0.720 per Share as quoted on the Stock Exchange on the Last Trading Day;

(ii)	a discount of approximately 63.11% to the closing price of HK$0.488 per Share as quoted on the Stock Exchange for the last five consecutive trading days immediately prior to and including the Last Trading Day;

(iii)	a discount of approximately 59.37% to the closing price of HK$0.443 per Share as quoted on the Stock Exchange for the last ten consecutive trading days immediately prior to and including the Last Trading Day;

(iv)	a discount of approximately 50.95% to the closing price of HK$0.367 per Share as quoted on the Stock Exchange for the last thirty consecutive trading days immediately prior to and including the Last Trading Day;

(v)	a premium of approximately 350.00% over the audited equity of the Group attributable to the Shareholders of approximately HK$0.040 per Share as at 31 March 2017, calculated based on the Group’s audited equity attributable to the Shareholders of approximately HK$222 million as at 31 March 2017 and 5,492,232,889 Shares in issue as at the date of this joint announcement.

Highest and lowest Share prices

The highest and the lowest closing prices of the Shares as quoted on the Stock Exchange during the six-month period immediately preceding 25 August 2017 (being the last trading day prior to the date of the Rule 3.7 Announcement) and the period up to and including the Last Trading Day were HK$0.720 per Share and HK$0.235 per Share respectively.

Value of the Offer

On the basis of the Offer Price of HK$0.180 per Offer Share and 5,492,232,889 Shares in issue as at the date of this joint announcement, the entire issued share capital of the Company is valued at HK$988,601,920. The Offeror and the parties acting in concert with it (excluding the Vendor) will hold 4,055,675,378 Shares immediately after Completion, the Non-Acceptance Shares amounting to 23,463,423 Shares and the remaining 1,413,094,088 Shares will be subject to the Offer. The value of the Offer (including the Non-Acceptance Shares) amounts to approximately HK$258,580,352 based on the Offer Price.

Confirmation of financial resources

The Offeror intends to finance the total consideration payable under the Offer by its own financial resources.

BaoQiao Partners, the financial adviser to the Offeror, is satisfied that sufficient financial resources are, and will remain, available to the Offeror to satisfy the amount of funds required for full acceptance of the Offer.

Effect of accepting the Offer

By validly accepting the Offer, the Independent Shareholders will sell their Shares to the Offeror free from all liens, charges and encumbrances and together with all rights attaching to them including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date on which the Offer is made, being the date of the Composite Document.

Acceptance of the Offer will be irrevocable and not capable of being withdrawn, except as permitted under the Takeovers Code.

Payment

Payment in cash in respect of acceptances of the Offer will be made as soon as possible but in any event, within seven Business Days of the date on which the duly completed acceptances of the Offer and the relevant documents of title in respect of such acceptances are received by the Offeror (or its agent) to render each such acceptance complete and valid.

Stamp duty

The seller’s Hong Kong ad valorem stamp duty arising in connection with acceptances of the Offer will be payable by the relevant Independent Shareholders at a rate of 0.1% of (i) the market value of the Offer Shares; or (ii) the consideration payable by the Offeror in respect of the relevant acceptances of the Offer, whichever is higher, and the amount of such duty will be deducted from the cash amount payable by the Offeror to the relevant Independent Shareholders accepting the Offer. The Offeror will arrange for payment of the seller’s Hong Kong ad valorem stamp duty on behalf of the relevant Independent Shareholders accepting the Offer and pay the buyer’s Hong Kong ad valorem stamp duty in connection with the acceptance of the Offer and the transfer of the Offer Shares in accordance with the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong).

Taxation advice

Independent Shareholders are recommended to consult their own professional advisers if they are in any doubt as to the taxation implications of accepting or rejecting the Offer. None of the Offeror, parties acting in concert with it, the Company, the Vendor, BaoQiao Partners, and their respective ultimate beneficial owners, directors, officers, agents, associates, professional advisors or any other person involved in the Offer accepts responsibility for any taxation effects on, or liabilities of, any persons as a result of their acceptance or rejection of the Offer.

Overseas Shareholders

The Offeror intends to make the Offer available to all Independent Shareholders, including those who are not resident in Hong Kong. The availability of the Offer to any Overseas Shareholders may be subject to, or limited by, the applicable laws and regulations of their relevant jurisdictions of residence. Overseas Shareholders should observe any applicable legal and regulatory requirements and, where necessary, consult their own professional advisers. It is the responsibilities of the Overseas Shareholders who wish to accept the Offer to satisfy themselves as to the full observance of the laws and regulations of the relevant jurisdictions in connection with the acceptance of the Offer (including the obtaining of any governmental or other consent which may be required or the compliance with other necessary formalities and the payment of any transfer or other taxes due by such Overseas Shareholders in respect of such jurisdictions).

Any acceptance of the Offer by any Overseas Shareholder will be deemed to constitute a representation and warranty from such Overseas Shareholder to the Offeror that the applicable local laws and requirements have been complied with. The Overseas Shareholders should consult their professional advisers if in doubt.

SHAREHOLDING STRUCTURE OF THE COMPANY

The table below sets out the shareholding structure of the Company (i) immediately prior to Completion; and (ii) immediately following Completion and as at the date of this joint announcement:

	Immediately following Completion and
	Immediately prior to Completion as at the date of this joint announcement
	Number of	Approximate % of	Number of	Approximate % of
	Shares	issued Shares	Shares	issued Shares
The Offeror and parties acting in concert with it (excluding the Vendor) (Note 1)
Splendid Brilliance	439,180,000	8.00%	439,180,000	8.00%

Wealth Warrior Global Limited			3,616,495,378	65.85%
Sub-total	439,180,000	8.00%	4,055,675,378	73.85%

Accolade (PTC) Inc. and parties acting in concert with it (Note 2)
Accolade (PTC) Inc. (excluding the Vendor)	405,306,516	7.38%	405,306,516	7.38%
The Vendor	3,639,958,801	66.27%	23,463,423	0.42%

Sub-total	4,045,265,317	73.65%	428,769,939	7.80%

Other public Shareholders	1,007,787,572	18.35%	1,007,787,572	18.35%

Total	5,492,232,889	100.00%	5,492,232,889	100.00%

Notes:

1.	Splendid Brilliance, being a party acting in concert with the Offeror, is deemed to have interests in 439,180,000 Shares as the trustee to the discretionary trust which indirectly owns the entire issued share capital of Merchant Link Holdings Limited and Rise Vision Global Limited, each of which holds 219,590,000 Shares. Mr. Tan is a director of both Merchant Link Holdings Limited and Rise Vision Global Limited and is the settlor and a discretionary beneficiary of the discretionary trust. Ms. He Guichai is the sole director and sole shareholder of Splendid Brilliance.
2.	Accolade (PTC) Inc. (“Accolade”), is deemed to have interests in 4,045,265,317 Shares as the trustee to the discretionary trust which owns the entire issued share capital of The Ho Family Trust Limited (“The Ho Family Trust”). The Ho Family Trust directly owns 15,939 Shares. The Ho Family Trust is deemed to be interested in the Shares held by Barrican Investments Corporation (“Barrican”), McVitie Capital Limited (“McVitie”), Grosvenor Fair Limited (“Grosvenor”) and the Vendor, which are wholly owned subsidiaries of The Ho Family Trust and directly own 335,042,717 Shares, 70,045,671 Shares, 5,738 Shares and 3,639,958,801 Shares (immediately prior to Completion), respectively. The Ho Family Trust owns a 58.78% indirect interest in Lafe Corporation Limited (“Lafe”) and is therefore deemed to be interested in 141,547 Shares directly held by Lafe. The Ho Family Trust is also deemed to be interested in 19,127 Shares and 35,777 Shares directly held by The Grande Properties Management Limited (“The Grande Properties”) and Vigers Group Pte. Ltd (“Vigers”), respectively, as Lafe holds the entire interest in The Grande Properties and Vigers.

INFORMATION ON THE GROUP

The Group principally engages in holding and licensing of brands and trademarks on a worldwide basis, and distribution of household appliances and audio products in the United States of America.

The following table is a summary of the audited consolidated results of the Group for the fifteen months ended 31 March 2017 and the year ended 31 December 2015 as extracted from the Company’s annual report for the period from 1 January 2016 to 31 March 2017.

	For the fifteen months ended 31 March 2017 (Note) HK$ million (Audited)	For the year ended 31 December 2015 HK$ million (Restated)
Revenue	288	444
Profit/(loss) before taxation	2,632	(235)
Profit/(loss) after tax	2,696	(251)

	As at	As at
	31 March	31 December
	2017	2015
	HK$ million	HK$ million
	(Audited)	(Restated)
Equity/(deficiency of equity) attributable to the Shareholders of the Company		222
		(3,185)

Note:

The Company changed its financial year end date from 31 December to 31 March during its financial year in 2016. Details of the change of year end date can be found in the Company’s announcement dated 17 October 2016.

INFORMATION ON THE OFFEROR

The Offeror is an investment holding company incorporated in the British Virgin Islands with limited liability. The sole legal and beneficial owner and the sole director of the Offeror is Mr. Tan.

Mr. Tan is the honorary chairman of  (Guangzhou Nimble Investment Limited*), a company established in the PRC and principally engaged in property development and investment holding. Mr. Tan has experience in property development and investment as well as corporate management.

Dealing and interest in the Company’s securities

Save for the Sale Shares, none of the Offeror, its ultimate beneficial owner nor parties acting in concert with any of them has dealt in the Shares, outstanding options, derivatives, warrants or other securities convertible into Shares during the six-month period prior to the date of the Rule 3.7 Announcement and the period up to and including the date of this joint announcement.

Other arrangements

The Offeror confirms that, as at the date of this joint announcement:

(a)	save for the Sale Shares, 439,180,000 Shares held by Splendid Brilliance and the Non-Acceptance Shares,

(i)	none of the Offeror, its ultimate beneficial owner and/or or any party acting in concert with any of them owns, controls or has direction over any voting rights or rights over the Shares or convertible securities, options, warrants or derivatives of the Company; and

(ii)	there is no outstanding derivatives in respect of the securities in the Company which is owned, controlled or directed by, or has been entered into by, the Offeror, its ultimate beneficial owner and/or or any party acting in concert with any of them;

(b)	none of the Offeror, its ultimate beneficial owner and/or or any party acting in concert with any of them has received any irrevocable commitment to accept the Offer;

(c)	save for the Sale and Purchase Agreement and the Share Mortgage, there is no arrangement (whether by way of option, indemnity or otherwise) of any kind referred to in Note 8 to Rule 22 of the Takeovers Code in relation to the shares of the Offeror or the Company and which might be material to the Offer;

(d)	save for the Sale and Purchase Agreement, there is no agreement or arrangement to which the Offeror, its ultimate beneficial owner and/or or any party acting in concert with any of them is a party which relates to circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition to the Offer;

(e)	there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company which the Offeror and/or any party acting in concert with any of them has borrowed or lent;

(f)	there is no agreement, arrangement or understanding (including any compensation arrangement) existing between the Offeror, its ultimate beneficial owner or any person acting in concert with any of them and any of the Directors, recent directors, Shareholders or recent shareholders of the Company (including the Vendor, Accolade (PTC) Inc. and parties acting in concert with any of them) having any connection with or dependence upon the Sale and Purchase Agreement or the Offer;

The Offeror confirms that, save for the Consideration to be paid to the Vendor pursuant to the Sale and Purchase Agreement as set out in the section headed “Consideration to the Sale Shares” in this announcement, each of the Offeror, its ultimate beneficial owner or parties acting in concert with any of them, their respective nominees or representatives has not and will not pay any other consideration in whatsoever form to the Vendor, its ultimate beneficial owner and/or parties acting in concert with any of them, and their respective nominees or representatives in connection with the Sale and Purchase Agreement or otherwise.

FUTURE INTENTIONS OF THE OFFEROR REGARDING THE GROUP

Following the close of the Offer, the Offeror intends to continue the principal businesses of the Group. The Offeror will conduct a review on the principal businesses and the financial position of the Group for the purpose of formulating business plans and strategies for the future business development of the Group. In this regard, the Offeror may look into business opportunities and consider whether any asset disposals, asset acquisitions, business rationalisation, business divestment, fund raising, restructuring of the business and/or business diversification will be appropriate in order to enhance the long-term growth potential of the Group. However, as at the date of this joint announcement, no such investment or business opportunities had been identified nor had the Offeror entered into any agreements, arrangements, understandings or negotiation in relation to the injection of any assets or business into the Group.

Save for the Offeror’ s intention regarding the Group as set out above, the Offeror has no intention to (i) discontinue the employment of any employees of the Group; or (ii) redeploy the fixed assets of the Group other than those in its ordinary and usual course of business.

BOARD COMPOSITION OF THE COMPANY

As at the date of this joint announcement, the executive Directors are Mr. Hon Tak Kwong, Mr. Michael Andrew Barclay Binney and Mr. Manjit Singh Gill; the non-executive Director is Mr. Eduard William Rudolf Helmuth Will; and the independent non-executive Directors are Mr. Lau Ho Kit, Ivan and Mr. Chen Xiaoping.

The Offeror intends to nominate new Directors to the Board at the earliest time as allowed under the Takeovers Code and any such appointment will be made in compliance with the Takeovers Code and the Listing Rules. Any changes to the Board composition will be made in compliance with the Takeovers Code and the Listing Rules.

MAINTAINING THE LISTING STATUS OF THE COMPANY

The Offeror intends to maintain the listing of the Shares on the Stock Exchange after the close of the Offer. The Directors who will be nominated by the Offeror and appointed as Directors and the sole director of the Offeror will undertake to the Stock Exchange to take appropriate steps as soon as possible following the close of the Offer to ensure that a sufficient public float exits for the Shares.

The Stock Exchange has stated that if, at the close of the Offer, less than the minimum prescribed percentage applicable to the Company, being 25% of the issued Shares, are held by the public, or if the Stock Exchange believes that (a) a false market exists or may exist in the trading of the Shares; or (b) there are insufficient Shares in public hands to maintain an orderly market, it will consider exercising its discretion to suspend trading in the Shares until a level of sufficient public float is attained.

GENERAL

The Independent Board Committee

The Independent Board Committee comprising the non-executive Director, namely Mr. Eduard William Rudolf Helmuth Will and all the independent non-executive Directors, namely Mr. Lau Ho Kit, Ivan and Mr. Chen Xiaoping, has been formed pursuant to Rule 2.1 of the Takeovers Code to advise the Independent Shareholders as to whether the terms of the Offer are fair and reasonable and as to the acceptance of the Offer.

An independent financial adviser will be appointed pursuant to Rule 2.1 of the Takeovers Code to advise the Independent Board Committee and the Independent Shareholders in respect of the Offer and, in particular, as to whether the terms of the Offer are fair and reasonable and as to the acceptance of the Offer. Further announcement will be made by the Company as soon as practicable after the appointment of the independent financial adviser.

Composite Document

Pursuant to Rule 8.2 of the Takeovers Code, the Offeror is required to despatch an offer document containing the terms of the Offer, together with the Form of Acceptance, to the Shareholders within 21 days after the date of this joint announcement, or such later date as the Executive may approve. It is the intention of the Offeror and the Board to combine the offer document and the offeree board circular into the Composite Document. Accordingly, the Composite Document containing, among other things, (i) the details of the Offer (including the expected timetable and the terms of the Offer); (ii) a letter of recommendation from the Independent Board Committee to the Independent Shareholders in relation to the Offer; and (iii) a letter of advice from the independent financial adviser to the Independent Board Committee in relation to the Offer, together with the Form of Acceptance, will be issued and despatched by the Offeror and the Company jointly to the Shareholders in accordance with Rule 8.2 of the Takeovers Code.

Disclosure of dealings

In accordance with Rule 3.8 of the Takeovers Code, associates of the Company and the Offeror (including but not limited to a person who owns or controls 5% or more of any class of relevant securities (as defined in paragraphs (a) to (d) in Note 4 to Rule 22 of the Takeovers Code) of the Company or the Offeror) are hereby reminded to disclose their dealings in any securities of the Company pursuant to the requirements of the Takeovers Code.

The full text of Note 11 to Rule 22 of the Takeovers Code is reproduced below pursuant to Rule 3.8 of the Takeovers Code:

“Responsibilities of stockbrokers, banks and other intermediaries

Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates and other persons under Rule 22 of the Takeovers Code and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant rules of the Takeovers Code. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than HK$1 million.

This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

RESUMPTION OF TRADING IN THE SHARES

At the request of the Company, trading in the Shares on the Stock Exchange was halted with effect from 9:00 a.m. on 25 September 2017 pending the release of this joint announcement. Application has been made by the Company for the resumption of trading in the Shares on the Stock Exchange with effect from 9:00 a.m. on 29 September 2017.

WARNING

Shareholders and potential investors are advised to exercise caution when dealing in the Shares and if they are in any doubt about their position, they should consult their professional advisers.

DEFINITIONS

In this joint announcement, unless the context requires otherwise, the following terms have the meanings set out below:

“acting in concert”	has the meaning ascribed to it under the Takeovers Code

“associate(s)”	has the meaning ascribed to it under the Takeovers Code

“BaoQiao Partners”	BaoQiao Partners Capital Limited, a corporation licensed by the SFC to conduct Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO, and the financial adviser to the Offeror

“Board”	the board of Directors

“Business Day”	a day on which the Stock Exchange is open for the transaction of business

“Charged Shares”	1,000,000,000 Shares charged by the Purchaser in favour of the Vendor pursuant to the Share Mortgage

“Company”	The Grande Holdings Limited, a company incorporated in the Cayman Islands and continued in Bermuda with limited liability, the issued Shares of which are listed on the Main Board of the Stock Exchange (Stock Code: 186)

“Completion”	completion of the sale and purchase of the Sale Shares under the Sale and Purchase Agreement

“Composite Document”	the composite offer and response document to be jointly issued by the Offeror and the Company to the Shareholders in accordance with the Takeovers Code, containing, among other things, details of the Offer and the Form of Acceptance, as may be revised or supplemented as appropriate

“connected person(s)”	has the meaning ascribed to it under the Listing Rules

“Consideration”	HK$650,969,168, being the total consideration for the Sale Shares

“Director(s)”	director(s) of the Company

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director

“Form of Acceptance”	the form of acceptance and transfer of the Offer Shares

“Group”	the Company and its subsidiaries

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Independent Board Committee”	the independent committee of the Board formed to advise the Independent Shareholders in respect of the Offer

“Independent Third Party(ies)”	party(ies) who is/are independent of the Company and its connected person(s) (as defined in the Listing Rules)

“Independent Shareholder(s)”	Shareholder(s) other than the Offeror, Mr. Tan and parties acting in concert with any of them

“Last Trading Day”	22 September 2017, being the last day on which the Shares were traded on the Stock Exchange prior to the temporary halt in trading of the Shares pending the release of this joint announcement

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“Mr. Tan”	Mr. Tan Bingzhao, the ultimate beneficial owner and the sole director of the Offeror

“Non-Acceptance Shares”	23,463,423 Shares held by the Vendor as at the date of this joint announcement

“Offer”	the mandatory unconditional cash offer to be made by BaoQiao Partners for and on behalf of the Offeror for all the issued Shares (other than those already owned or agreed to be acquired by the Offeror and parties acting in concert with it) in accordance with Rule 26.1 of the Takeovers Code

“Offer Period”	has the meaning ascribed to it under the Takeovers Code

“Offer Price”	the price at which the Offer will be made, being HK$0.180 per Offer Share

“Offer Shares”	all issued Shares, other than those already owned or agreed to be acquired by the Offeror and parties acting in concert with it

“Offeror” or “Purchaser”	Wealth Warrior Global Limited, a company incorporated in the British Virgin Islands with limited liability, being the purchaser of the Sale Shares under the Sale and Purchase Agreement and the offeror of the Offer

“Overseas Shareholder(s)”	Shareholder(s) whose address(es) as stated in the register of members of the Company is or are outside Hong Kong

“PRC”	the People’s Republic of China, for the purpose of this joint announcement, shall exclude Hong Kong, Macau Special Administrative Region of the PRC and Taiwan

“Rule 3.7 Announcement”	the announcement made by the Company dated 29 August 2017 in relation to the possible sale of part of the Vendor’s interest in the Company

“Sale and Purchase Agreement”	the sale and purchase agreement dated 22 September 2017 entered into between the Vendor as vendor and the Offeror as purchaser in respect of the sale and purchase of the Sale Shares

“Sale Shares”	a total of 3,616,495,378 Shares, representing approximately 65.85% of the entire issued share capital of the Company as at the date of this joint announcement

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	ordinary share(s) with par value of HK$0.010 each in the share capital of the Company

“Shareholder(s)”	holder(s) of the Share(s)

“Share Mortgage”	the legal mortgage over Charged Shares under the share mortgage dated 26 September 2017 in favour of the Vendor (as mortgagee) granted by the Offeror (as mortgagor) as security for the deferred consideration of HK$587,851,913 under the Sale and Purchase Agreement

“Splendid Brilliance”	Splendid Brilliance (PTC) Limited, a company incorporated in the British Virgin Islands with limited liability

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	the Code on Takeovers and Mergers

“Vendor”	Sino Bright Enterprises Co., Ltd., a company incorporated in the British Virgin Islands with limited liability, it is wholly-owned by the Ho Family Trust Limited who is in turn wholly-owned by a discretionary trust of which Accolade (PTC) Inc. is the trustee

By order of the board of director of	By order of the Board

Wealth Warrior Global Limited	The Grande Holdings Limited
Tan Bingzhao	Francis Hui
Sole Director	Company Secretary

Hong Kong, 28 September 2017

As at the date of this joint announcement, the executive Directors are Mr. Hon Tak Kwong, Mr. Michael Andrew Barclay Binney and Mr. Manjit Singh Gill; the non-executive Director is Mr. Eduard William Rudolf Helmuth Will; and the independent non-executive Directors are Mr. Lau Ho Kit, Ivan and Mr. Chen Xiaoping.

The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than those relating to the Vendor, the Offeror and parties acting in concert with each of them, the terms of the Offer and the future intention of the Offeror) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Vendor, the Offeror and parties acting in concert with each of them) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statements in this joint announcement misleading.

As at the date of this joint announcement, Mr. Tan Bingzhao is the sole director of the Offeror.

The sole director of the Offeror accepts full responsibility for the accuracy of the information contained in this joint announcement (other than those in relation to the Group and parties acting in concert with each of them) and confirm, having made all reasonable enquiries, that to the best of his knowledge, opinions expressed in this joint announcement (other than those in relation to the Group and parties acting in concert with each of them) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement contained in this joint announcement misleading.

The English names of the PRC entities in asterisks are given for reference only.

The English text of this joint announcement shall prevail over its Chinese text.

*	For identification purposes only